TERM NOTE SECURITY AGREEMENT

To: Peter Graf
c/o Graf Repetti & Co., LLP
1114 Avenue of the Americas
New York, NY 10036

Date: July 26, 2006

To Whom It May Concern:

1. To secure the payment of all Obligations (as hereafter defined), ICF Corporation, a Delaware corporation (the "Company"), ICF Communication Solutions, Inc., a California corporation (the "Operating Subsidiary"), and each other entity that is from time to time required to enter into this Term Note Security Agreement (each an "Assignor" and, collectively, the "Assignors") hereby assign and grant to Peter Graf ("Graf") a continuing security interest in all of the following property now owned or at any time hereafter acquired by any Assignor, or in which any Assignor now has or at any time in the future may acquire any right, title or interest (the "Collateral"): all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those currently in effect among affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all equity interests owned by any Assignor), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which any Assignor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. This Agreement is subject to the terms and conditions of that certain Inter-Creditor Agreement dated as of the date hereof by and among Graf, the Company, the Operating Subsidiary and Laurus Master Fund Ltd., a Cayman Islands company (the "Intercreditor Agreement").

2. The term "Obligations" as used herein shall mean and include all debts, liabilities and obligations owing by each Assignor to Graf arising under, out of, or in connection with that certain Promissory Note dated as of the date hereof executed by the Company in favor of Graf (the "Term Note"), and in connection with any documents, instruments or agreements relating to or executed in connection with the Term Note, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against any Assignor under Title 11, United States Code, including, without limitation, obligations or indebtedness of each Assignor for post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

3. Each Assignor hereby jointly and severally represents, warrants and covenants to Graf that:

(a) it is a corporation validly existing, in good standing and duly organized under the respective laws of its jurisdiction of organization;

(b) it is the lawful owner of the respective Collateral and it has the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities;

(c) it will keep its respective Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature ("Encumbrances"), except (i) Encumbrances securing the Obligations, and (ii) (a) Encumbrances of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Encumbrances incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the appropriate Assignor, in conformity with GAAP; (c) Encumbrances for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the appropriate Assignor in conformity with GAAP provided, that, the Encumbrance shall have no effect on the priority of Encumbrances in favor of Graf or the value of the assets in which Graf has an Encumbrance; and (d) Encumbrances in favor of Laurus Master Fund, Ltd. ("Laurus") pursuant to that certain Security Agreement dated as of November 30, 2004 by and between the Company, the Operating Subsidiary and Laurus, as amended from time to time (the "Laurus Security Agreement");

(d) it will, at its and the other Assignor's joint and several cost and expense, keep the Collateral in a good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its or such other Assignor's business;

(e) it will not without Graf's prior written consent, sell, exchange, lease or otherwise dispose of the Collateral, whether by sale, lease or otherwise, except for the sale of inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, having an aggregate fair market value of not more than $50,000 and only to the extent that:

(i) the proceeds of any such disposition are used to acquire replacement Collateral which is subject to Graf's perfected security interest, or are used to repay Obligations or to pay general corporate expenses.

(ii) following the occurrence of an Event of Default (as hereinafter defined) which continues to exist the proceeds of which are remitted to Graf to be held as cash collateral for the Obligations;

(f) it will insure or cause the Collateral to be insured in Graf's name against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Graf shall specify in amounts and under policies by insurers acceptable to Graf and all premiums thereon shall be paid by such Assignor and the policies delivered to Graf. If any such Assignor fails to do so, Graf may procure such insurance and the cost thereof shall be promptly reimbursed by the Assignors, jointly and severally, and shall constitute Obligations;

(g) it will at all reasonable times allow Graf or Graf's representatives free access to and the right of inspection of the Collateral; and

(h) such Assignor (jointly and severally with each other Assignor) hereby indemnifies and saves Graf harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys' fees, that Graf may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Term Note Security Agreement or in the prosecution or defense of any action or proceeding either against Graf or any Assignor concerning any matter growing out of or in connection with this Term Note Security Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by Graf's own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final decision).

4. Notwithstanding anything contained herein, except as set forth in the Intercreditor Agreement, nothing shall require the Company to remove, or give to Graf any priority over the security interest of Laurus pursuant to the Laurus Security Agreement.

5. The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Term Note Security Agreement:

(a) any covenant, warranty, representation or statement made or furnished to Graf by any Assignor or on any Assignor's behalf was breached in any material respect or false in any material respect when made or furnished, as the case may be, and, in the case of a covenant, if subject to cure, shall not be cured for a period of thirty (30) days;

(b) the loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral or the making of any levy, seizure or attachment thereof or thereon except to the extent:

(i) such loss is covered by insurance proceeds which are used to replace the item or repay Graf; or

(ii) said levy, seizure or attachment does not secure indebtedness in excess of $500,000 and such levy, seizure or attachment has been removed or otherwise released within twenty (20) days of the creation or the assertion thereof;

(c) any Assignor shall become insolvent, cease operations, dissolve, terminate its business existence, make an assignment for the benefit of creditors, or suffer the appointment of a receiver, trustee, liquidator or custodian of all or any part of such Assignor's property;

(d) any proceedings under any bankruptcy or insolvency law shall be commenced by or against any Assignor; or

(e) the Company shall repudiate, purport to revoke or fail to perform any or all of its obligations under any debt instrument (after passage of applicable cure periods, if any).

6. Upon the occurrence of any Event of Default and at any time thereafter, Graf may declare all Obligations immediately due and payable and Graf shall have the remedies of a secured party provided in the Uniform Commercial Code as in effect in the State of New York, this Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, Graf will have the right to take possession of the Collateral and to maintain such possession on any Assignor's premises or to remove the Collateral or any part thereof to such other premises as Graf may desire. Upon Graf's request, each of the Assignors shall assemble or cause the Collateral to be assembled and make it available to Graf at a place designated by Graf. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to any Assignor either at such Assignor's address or at any address appearing on Graf's records for such Assignor. Any proceeds of any disposition of any of the Collateral shall be applied by Graf to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys' fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by Graf toward the payment of the Obligations in such order of application as Graf may elect, and each Assignor shall be liable for any deficiency.

7. If any Assignor defaults in the performance or fulfillment of any of the material terms, conditions, promises, covenants, provisions or warranties on such Assignor's part to be performed or fulfilled under or pursuant to this Term Note Security Agreement, Graf may, at his option without waiving his right to enforce this Term Note Security Agreement according to its terms, immediately or at any time thereafter and with notice to the Assignors, perform or fulfill the same or cause the performance or fulfillment of the same for each Assignor's joint and several account and at each Assignor's joint and several cost and expense, and the cost and expense thereof (including reasonable attorneys' fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the interest rate of the Term Note plus 2% per annum.

8. Each Assignor appoints Graf, any of Graf's employees or any other person or entity whom Graf may designate as his attorney, with power to execute such documents in its behalf and to supply any omitted information and correct patent errors in any documents executed by any Assignor or on any Assignor's behalf; to file financing statements against each Assignor covering the Collateral (and, in connection with the filing of any such financing

statements, describe the Collateral as "all assets and all personal property, whether now owned and/or hereafter acquired" (or any substantially similar variation thereof)); to sign its name on public records; and to do all other things Graf deems necessary to carry out this Term Note Security Agreement. Each Assignor hereby ratifies and approves all acts of the attorney and neither Graf nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final decision). This power being coupled with an interest, is irrevocable so long as any Obligations remain unpaid.

9. No delay or failure on Graf's part in exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by Graf and then only to the extent therein set forth, and no waiver by Graf of any default shall operate as a waiver of any other default or of the same default on a future occasion. Graf's books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon each Assignor for the purpose of establishing the items therein set forth and shall constitute *prima facie* proof thereof. Graf shall have the right to enforce any one or more of the remedies available to Graf, successively, alternately or concurrently. Each Assignor agrees to join with Graf in executing financing statements or other instruments to the extent required by the Uniform Commercial Code in form satisfactory to Graf and in executing such other documents or instruments as may be required or deemed necessary by Graf for purposes of effecting or continuing Graf's security interest in the Collateral.

10. This Term Note Security Agreement shall be governed by and construed in accordance with the laws of the State of New York and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to Graf hereunder shall inure to the benefit of Graf's successors and assigns. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of each Assignor. Graf and each Assignor hereby (a) waive any and all right to trial by jury in litigation relating to this Agreement and the transactions contemplated hereby and each Assignor agrees not to assert any counterclaim in such litigation, (b) submit to the nonexclusive jurisdiction of any New York State court sitting in the borough of Manhattan, the city of New York and (c) waive any objection Graf or any Assignor may have as to the bringing or maintaining of such action with any such court.

11. Each Assignor agrees that it will cause each future subsidiary of such Assignor to become an Assignor hereunder in the manner set forth in this Section 11. It is understood and agreed that any person or entity that desires to become an Assignor hereunder or is required to become an Assignor hereunder after the date hereof pursuant to the immediately preceding sentence shall become an Assignor hereunder by (x) executing a Joinder Agreement in form and substance satisfactory to Graf, (y) delivering supplements to such exhibits and annexes as Graf shall reasonably request and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to Graf and with all documents and actions required above to be taken to the reasonable satisfaction of Graf.

12. All notices from Graf to any Assignor shall be sufficiently given if mailed or delivered to such Assignor's address set forth below.

13. In the event of a conflict or inconsistency between any provision hereof and any provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement shall govern to the extent of any such conflict or inconsistency.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ICE CORPORATION

By: [signature]
Name: Janice B. Fuellhart
Title: Chief Executive Officer
Address: 4030 Pike Lane, Suite C
Concord, California 94520

ICF COMMUNICATION SOLUTIONS, INC.

By: [signature]
Name: Janice B. Fuellhart
Title: Chief Executive Officer
Address: 4030 Pike Lane, Suite C
Concord, California 94520

ACKNOWLEDGED:

PETER GRAF

Address: c/o Graf Repetti & Co., LLP
1114 Avenue of the Americas
New York, NY 10036